Exhibit 99.1

For Immediate Release May 29, 2014	Contacts:	Stacy Frole Lisa Broussard	(419) 627-2227 (419) 609-5929

CEDAR FAIR ANNOUNCES PRICING OF $450 MILLION SENIOR UNSECURED NOTES

SANDUSKY, OHIO, May 29, 2014 – Cedar Fair, L.P. (NYSE: FUN) (the “Company” or “Cedar Fair”) today announced that it, together with its wholly owned subsidiaries Magnum Management Corporation (“Magnum”) and Canada’s Wonderland Company (together with Magnum, the “Co-Issuers”), has priced its previously announced private offering of $450 million aggregate principal amount of 5.375% senior unsecured notes due 2024 (the “Notes”). The Notes were priced at 100% of the aggregate principal amount, providing the Company with gross proceeds of $450 million. Obligations under the Notes will be guaranteed by the Company’s wholly-owned subsidiaries (other than the Co-Issuers).

The Company intends to use the net proceeds of the offering to redeem all of its 9.125% senior unsecured notes due 2018 (the “2018 Senior Notes”), exercise its right to satisfy and discharge the indenture governing the 2018 Senior Notes and for general corporate purposes.

The Notes have not been registered under the Securities Act, and, the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259   419-627-2233

Cedar Fair Announces Pricing of $450 Million Senior Unsecured Notes

May 29, 2014

About Cedar Fair

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, three outdoor water parks, one indoor water park and five hotels. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, and Toronto, Ontario. Cedar Fair also operates the Gilroy Gardens Family Theme Park in California under a management contract.

Forward-Looking Statements

Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company’s expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in its capital investment plans and projects and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at our parks and cause actual results to differ materially from the Company’s expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company’s Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259   419-627-2233